Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our condensed consolidated financial statements, and the related notes, included as Exhibit 99.1 in the Current Report on Form 8-K filed with the SEC on June 3, 2022 (the “Report”) to which this Exhibit 99.2 relates. The discussion and analysis below presents our historical results as of and for the periods ended on, the dates indicated. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business and related financing, are forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of the Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references to the “Company,” “we,” “us”, “our” or “GBT” refer to the business of GBT JerseyCo Limited and its subsidiaries.

Overview

We are the world’s leading business-to-business (“B2B”) travel platform providing a full suite of differentiated, technology-enabled solutions to business travelers and corporate clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third party travel agencies.

We are at the center of the global B2B travel ecosystem, managing the end-to-end logistics of corporate travel and providing an important link between businesses, their employees, travel suppliers and other industry participants. We service our clients in the following ways:

•	Our travel management solutions (delivered through the portfolio of GBT’s brands, including American Express Global Business Travel, Ovation, Lawyers Travel and Egencia) provide our clients with extensive access to flights, hotel rooms, car rentals and other travel services, including exclusive negotiated content, supported by a full suite of services that allows them to design and operate an efficient travel program and solve complex travel requirements.

•	GBT Partner Solutions extends our platform to our Network Partners who are Travel Management Companies (“TMCs”) and independent advisors, offering them access to our differentiated content and technology. Through GBT Partner Solutions, we aggregate business travel demand serviced by our Network Partners at low incremental cost, which we believe enhances the economics of our platform, generates increased return on investment and expands our geographic and segment footprint.

•	GBT Supply MarketPlace provides travel suppliers with efficient access to business travel clients serviced by our brands and Network Partners. We believe this access allows travel suppliers to benefit from premium demand (which we generally view as demand that is differentially valuable and profitable to suppliers) without incurring the costs associated with directly marketing to, and servicing, the complex needs of our corporate clients. Our travel supplier relationships generate efficiencies and cost savings that can be passed on to our corporate clients.

As of April 30, 2022, we served approximately 19,000 corporate clients and more than 260 Network Partners.

In June 2014, American Express established joint venture (“JV”) comprising the GBT operations with a predecessor of Juweel Investors (SPC) Limited (“Juweel”) and a group of institutional investors led by an affiliate of Certares. Following the formation of the JV in 2014, we have evolved from a leading TMC into a complete B2B travel platform, becoming one of the leading marketplaces in travel for corporate clients and travel suppliers. Before June 2014, our operations were owned by American Express and primarily consisted of providing business travel solutions for corporate clients.

We have operated our business travel, business consulting and meetings and events businesses under the brands American Express Global Business Travel and American Express Meetings & Events pursuant to an exclusive and worldwide license from American Express.

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We currently have approximately 16,730 employees worldwide (including Egencia (discussed below)) with a proprietary presence or operations in 31 countries. We service clients in the rest of the world through our Travel Partners Network (“TPN”).

On December 2, 2021, we entered into a definitive business combination agreement (“Business Combination Agreement”) with Apollo Strategic Growth Capital (“APSG”), a special purpose acquisition company, listed on the New York Stock Exchange (the “Business Combination”). The Business Combination closed on May 27, 2022 upon satisfaction of the closing conditions provided in the Business Combination Agreement, including approval by APSG’s shareholders and certain regulatory approvals. Upon closing of the Business Combination, GBT became a direct subsidiary of APSG, with APSG being renamed “Global Business Travel Group, Inc.” and conducting its business through GBT. We refer you to our Unaudited Pro Forma Condensed Combined Financial Information included as Exhibit 99.4 to this Report to determine the impact of this Business Combination on a pro forma basis.

Key Factors Affecting Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Industry Trends

The travel industry can generally be divided into two sectors: (i) the leisure travel sector, which serves individuals who make reservations for vacation and personal travel, and (ii) the business travel sector, which serves corporate clients that require travel by employees and other travelers for business needs and meetings. We focus primarily on the business travel sector, which is approximately twice as valuable as the leisure travel sector because business travel customers purchase more premium seats, more flexible tickets, more long-haul international trips and more last-minute bookings.

Impact of the COVID-19 Pandemic

Since March 2020, the outbreak of the novel strain of the coronavirus, COVID-19 (the “COVID-19 pandemic”) severely restricted the level of economic activity around the world and had an unprecedented effect on the global travel industry. Government measures implemented to contain the spread of COVID-19, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo time outside of their homes, limited business travel significantly below 2019 levels.

While many countries have vaccinated a reasonable proportion of their population, the rate and pace of vaccination globally, the severity and duration of resurgence, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in economic recovery. Overall, the ultimate impact and duration of the COVID-19 pandemic remains uncertain and will depend upon future developments, which are difficult to predict.

However, with the spread of the virus now being contained to varying degrees in certain countries during different times, travel restrictions have been lifted and clients have become more comfortable traveling, particularly to domestic locations. This has led to a moderation of the more severe declines in business travel bookings experienced at certain points since the pandemic began. Starting in the second half of 2021 and continuing into first quarter of 2022, global travel activity has since shown a recovery trend, but remained below 2019 levels as of April 2022. We continue to see momentum in the business travel recovery, with transactions reaching 72% of 2019 levels in the last two weeks of April 2022.

Impact of Business Combination

We have been an acquisitive company since formation and have realized substantial growth through our acquisition strategy. In January 2021, we completed the acquisition of Ovation Travel, LLC, (along with its subsidiaries, “Ovation”). Ovation is a leading specialist in providing high-touch service. The Ovation acquisition was an important step in expanding our high value capabilities and building our leadership in the large and attractive U.S. small and medium enterprise (“SME”) customer base and the professional services industry. Further, On November 1, 2021, we completed acquisition of Egencia, a business-to-business digital travel management company serving corporate clients, from an affiliate of Expedia, Inc., EG Corporate Travel Holdings LLC (“Expedia”).

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Our condensed consolidated financial statements for the three months ended March 31, 2022 include the results of above acquisitions from the date of their acquisitions.

These acquisitions have been a significant driver of our revenue, cost of revenue and other operating expenses (including integration, restructuring and depreciation and amortization). Further, purchase accounting under GAAP requires that all assets acquired and liabilities assumed be recorded at fair value on the acquisition date. As a result, our acquisition strategy has resulted in past and could result in future significant amount of amortization of acquired intangibles (or impairments, if any) recorded in our results of operations following our acquisition, which may significantly impact our results of operations.

Key Operating and Financial Metrics

We monitor the following key operating and financial metrics to help us evaluate our business, measure our performance, identify trends affecting our business, prepare financial projections and make strategic decisions. The following key operating and financial metrics, which we believe are useful in evaluating our business, are used by management to monitor and analyze the operational and financial performance of our business:

	Three Months Ended March 31,
($ in millions except percentages)	2022	2021
Key Operating Metrics
Total Transaction Value (“TTV”)	4,155	749
Transaction Growth (Decline)	382%	(82)%
Key Financial Metrics
Revenue	350	126
Total operating expense	446	255
Net loss	(91)	(114)
Net cash used in operating activities	(154)	(114)
EBITDA	(53)	(91)
Adjusted EBITDA	(28)	(90)
Adjusted Operating Expenses	377	215
Free Cash Flow	(175)	(123)

	As of March 31	As of December 31,
	2022	2021
Net Debt	694	507

Key Operating Metrics

We consider TTV, followed by Transaction Growth (Decline), to be two significant non-financial metrics that are broadly used in the travel industry and help understand revenue and expense trends. These metrics are used by our management to (1) manage the financial planning and performance of our business, (2) evaluate the effectiveness of our business strategies, (3) make budgeting decisions, and (4) compare our performance to the performance of our peer companies. We also believe that TTV, followed by Transaction Growth (Decline), may assist potential investors and financial analysts in understanding the drivers of growth in our revenues and changes in our operating expenses across reporting periods.

TTV

TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

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TTV of $ 4,155 million for the three months ended March 31, 2022 increased by 454% compared to the three months ended March 31, 2021 primarily due to (i) full quarterly inclusion of Egencia’s TTV in the metric which added 143 % to the TTV increase and (ii) the business recovering from the period of significant Covid-19 travel restrictions, that were introduced by governments in response to the COVID-19 pandemic. The increase in TTV, in part, indicates companies returning to travel and reductions in international travel restrictions.

Transaction Growth (Decline)

Transaction Growth (Decline) represents year-over-year decline or growth as a percentage of the total number of transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, is calculated on a gross basis to include cancellations, refunds and exchanges. To calculate year-over-year decline or growth, GBT compares the total number of transactions in the comparative previous period/year to the total number of transactions in the current period/year in percentage terms.

During the three months ended March 31, 2022, Transaction Growth was 382% compared to three months ended March 31, 2021 primarily due to (i) full quarterly inclusion of Egencia’s transaction volume in the metric which added 171 % to Transaction Growth and (ii) the increase in transactions due to continued easing of travel restrictions, that were introduced by governments in response to the COVID-19 pandemic.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We use two of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses

We define EBITDA as net (loss) income before interest income, interest expense, loss on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as EBITDA excluding costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, separation costs, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, separation costs, non-cash equity-based compensation and certain corporate costs.

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EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•	changes in, or cash requirements for, our working capital needs or contractual commitments;

•	our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;

•	our tax expense, or the cash requirements to pay our taxes;

•	recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;

•	the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;

•	restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and

•	impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to the underlying business of the Company.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

Set forth below is a reconciliation of net loss to EBITDA and Adjusted EBITDA for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
($ in millions except percentages)	2022	2021
Net loss	(91)	(114)
Interest expense	19	11
Benefit from income taxes	(25)	(22)
Depreciation and amortization	44	34
EBITDA	(53)	(91)
Restructuring charges(a)	2	—
Integration costs(b)	9	1
Mergers and acquisitions(c)	1	3
Equity-based compensation(d)	3	—
Other adjustments, net(e)	10	(3)
Adjusted EBITDA	(28)	(90)

Net loss margin	(26)%	(90)%
Adjusted EBITDA Margin	(8)%	(71)%

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Set forth below is a reconciliation of total operating expenses to Adjusted Operating Expenses for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
($ in millions)	2022	2021
Total operating expenses	446	255
Adjustments:
Depreciation and amortization	(44)	(34)
Restructuring charges(a)	(2)	—
Integration costs(b)	(9)	(1)
Mergers and acquisition(c)	(1)	(3)
Equity-based compensation(d)	(3)	—
Other adjustments, net(e)	(10)	(2)
Adjusted Operating Expenses	377	215

(a)	Represents severance and related expenses due to restructuring activities.

(b)	Represents expenses related to the integration of businesses acquired.

(c)	Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.

(d)	Represents non-cash equity-based compensation expense related to the GBT MIP.

(e)	Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $9 million and $1 million for the three months ended March 31, 2022 and 2021, respectively and.(ii) litigation and professional services costs of $1 million for each of the three months ended March 31, 2022 and 2021. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange (losses) gains of $(2) million and $3 million for the three months ended March 31, 2022 and 2021, respectively, and (ii) non-service component of our net periodic pension benefit related to our defined benefit pension plans of $2 million for each of the three months ended March 31, 2022 and 2021.

For a discussion of Free Cash Flow and Net Debt, see “Liquidity and Capital Resources— Free Cash Flow” and “Liquidity and Capital Resources— Net Debt.”

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Results of Operations

Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

The following table summarizes our historical condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Revenue	$350	$126	$224	179%
Costs and Expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	173	82	(91)	(110)%
Sales and marketing	72	43	(29)	(70)%
Technology and content	90	57	(33)	(59)%
General and administrative	65	39	(26)	(69)%
Restructuring charges	2	—	(2)	n/m
Depreciation and amortization	44	34	(10)	(28)%
Total operating expense	446	255	(191)	(75)%
Operating loss	(96)	(129)	33	26%
Interest expense	(19)	(11)	(8)	(75)%

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	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Other income, net	—	5	(5)	(93)%
Loss before income taxes and share of losses from equity method investments	(115)	(135)	20	15%
Benefit from income taxes	25	22	3	17%
Share of losses in equity method investments	(1)	(1)	—	—
Net loss	(91)	(114)	23	20%

n/m — not meaningful

Revenue

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Travel Revenue	$256	$62	$194	318%
Products & Professional Services Revenue	94	64	30	45%
Total Revenue	$350	$126	$224	179%

For the three months ended March 31, 2022, our total revenue increased by $224 million, or 179%, due to incremental revenue resulting from the Egencia acquisition and recovery in both Travel Revenue and Products & Professional Services revenue.

Travel Revenue increased by $194 million, or 318%, primarily due to (i) increment revenue of $64 million resulting from the Egencia acquisition and (ii) Transaction Growth of 211% driven by the recovery in travel from the COVID-19 pandemic, with transaction yield remaining stable. Transaction yield is calculated by dividing our Travel Revenue by total gross transactions.

Product and Professional Services Revenue increased $30 million, or 45%, primarily due to (i) $28 million of increased management fees and meetings and events revenue as relaxed COVID-19 restrictions drove increased business meetings and (ii) $ 2 million resulting from the Egencia acquisition.

Cost of Revenue

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Cost of revenue (excluding depreciation and amortization)	$173	$82	$(91)	(110)%

For the three months ended March 31, 2022, cost of revenue increased by $91 million, or 110%, due to additional cost of revenue resulting from Egencia consolidation and increase in both, salaries and benefits expenses and other cost of revenue.

Salaries and benefits expenses related to cost of revenue increased by $70 million, or 103%, primarily due to increase in (i) number of travel care employees employed to meet the increased travel demand as the recovery in business travel from the Covid-19 pandemic continues, (ii) $18 million incremental salaries and benefits resulting from Egencia consolidation and (iii) a decrease in funds received from governments of $12 million in connection with programs designed to minimize employment losses related to the COVID-19 pandemic which were netted against salaries and benefits expenses.

Other cost of revenue increased by $21 million, or 142%, primarily due to (i) inclusion of $13 million of other cost of revenue resulting from Egencia consolidation and (ii) increase in vendor costs to meet the increase in transaction volume driven by the recovery from the Covid-19 pandemic.

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Sales and Marketing

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Sales and marketing	$72	$43	$(29)	(70)%

For the three months ended March 31, 2022, sales and marketing expenses increased by $29 million, or 70%, due to additional sales and marketing cost resulting from Egencia consolidation and increase in both, salaries and benefits expenses and other sales and marketing costs.

Salaries and benefits expenses related to sales and marketing increased by $26 million, or 74%, due to (i) $17 million of incremental salaries and benefits resulting from Egencia consolidation and (ii) $9 million increase primarily due to the restoration of full salaries and benefits during the three months ended March 31, 2022 compared to reduced salaries and benefits resulting from mandatory salary reductions that were in place during the three months ended March 31, 2021.

Other sales and marketing expenses increased by $3 million, or 47%, primarily due to Egencia consolidation.

Technology and Content

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
Technology and content	$90	$57	$(33)	(59)%

For the three months ended March 31, 2022, technology and content costs increased by $33 million, or 59%, due to additional technology and content costs resulting from Egencia consolidation and increases in both, salaries and benefits expenses and other technology and content costs.

Salaries and benefits expenses related to technology and content increased by $16 million, or 58%, primarily due to (i) $10 million of incremental salaries and benefits resulting from Egencia consolidation and (ii) $5 million increase due to the restoration of full salaries and benefits during the three months ended March 31, 2022 compared to reduced salaries and benefits resulting from the mandatory salary reductions that were in place during the three months ended March 31, 2021.

Other technology and content costs increased by $17 million, or 61%, due to (i) $10 million increase resulting from Egencia consolidation and (ii) $7 million increase driven by higher volumes on voice related costs and an increase in data processing parallel costs from cloud migration as we complete the transition from proprietary data centers to cloud hosting.

General and Administrative

	Three Months Ended March 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2022	2021	$	%
General and administrative	$65	$39	$(26)	(69)%

For the three months ended March 31, 2022, general and administrative expenses increased by $26 million, or 69%, due to additional general and administrative costs resulting from Egencia consolidation and increase in both, salaries and benefits expenses and other general and administrative costs.

Salaries and benefits expenses related to general and administrative increased by $10 million, or 41%, primarily due to incremental salaries and benefits of $11 million resulting from the Egencia consolidation

Other general and administrative expenses increased by $16 million, or 107%, due to (i) $4 million resulting from the Egencia consolidation and (ii) $12 million increase in head office costs including $6 million of integration costs with the remainder driven by increased outsourced vendor costs and an increase in travel spend as a result of return to travel.

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Depreciation and Amortization

For the three months ended March 31, 2022, depreciation and amortization increased by $10 million, or 28%, primarily due to additional depreciation and amortization resulting from the fair value of property and equipment and other intangible assets, recognized from the Ovation and Egencia acquisitions.

Interest Expense

For the three months ended March 31, 2022, interest expense increased by $8 million, or 75%. The increase was primarily due to additional borrowings of term loans in December 2021 at a higher rate of interest.

Other Income, net

For the three months ended March 31, 2022, other income, net, decreased by $5 million, or 100%, due to adverse changes in foreign exchange.

Benefit from Income Taxes

During the three months ended March 31, 2022, the effective income tax rate was 22% compared to 16% during the three months ended March 31, 2021. The change in effective tax rate is primarily driven by the change in the United Kingdom (U.K.) statutory corporation tax rate which was enacted in the second quarter of 2021 and which changed the U.K. corporation income tax rate from 19% to 25% effective from April 2023. The effective tax rate for the three months ended March 31, 2022 is higher than the U.K. statutory rate of 19% due to overseas tax rate differentials and U.K. operating losses being recognized at the rate at which they are expected to reverse of 25%. This is partially negated by changes in valuation allowances.

Liquidity and Capital Resources

Our principal sources of liquidity are typically cash flows generated from operations, cash available under the credit facilities under the senior secured credit agreement as well as cash and cash equivalents. As of March 31, 2022 and December 31, 2021, our cash and cash equivalent balances were $329 million and $516 million, respectively.

On May 27, 2022, we completed our Business Combination transaction. After considering payments of certain transaction expenses and redemption of preferred shares of $168 million (including accrued dividends until the date of closing), we received net proceeds of $128 million upon closing of the Business Combination.

On May 19, 2022, we borrowed a principal amount of $100 million of senior secured tranche B-3 term loans under the $200 million of delayed draw commitments that were established under the senior secured credit agreement in December 2021.

As of March 31, 2022, our pro forma liquidity was over $700 million and primarily consisted of:

•	$557 million of pro forma cash and cash equivalents (comprised of (i) $329 million of cash and cash equivalents as of March 31, 2022, (ii) $128 million net proceeds received upon closing of the Business Combination and (iii) $100 million of principal amount of senior secured tranche B-3 term loans borrowed in May 2022),

•	$100 million of currently undrawn commitments remaining under the senior secured tranche B-3 term loan facilities, which are available on a delayed-draw basis until mid-June 2022 (subject to certain customary borrowing conditions), and

•	$50 million of undrawn commitments under the senior secured revolving credit facility (subject to the satisfaction of applicable borrowing conditions and compliance with applicable covenants related to borrowings thereunder).

On May 25, 2022, we issued a notice to the administrative agent under the senior secured credit agreement requesting an additional borrowing of the last remaining $100 million of delayed draw commitments under the senior secured tranche B-3 term loan facilities. It is expected that the funding of such requested borrowing will be completed on June 9, 2022, subject to certain customary borrowing conditions.

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We believe, based on our current operating plan, that our existing cash and cash equivalents, together with the senior secured revolving credit facility, the senior secured tranche B-3 delayed draw term loan facility and cash flows from operating activities, will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months. Although we believe that we will have a sufficient level of cash and cash equivalents to cover our working capital needs in the ordinary course of business and to continue to expand our business, we may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that such funding would be available to us on acceptable terms or at all. Furthermore, we cannot assure you that we would be able to satisfy or obtain a waiver of applicable borrowing conditions for borrowing additional amounts under the unused commitments under the senior secured credit agreement in the future. In addition, utilization of the senior secured revolving credit facility may be effectively limited in future periods if we are unable to comply with the leverage-based financial covenant for such facility contained in the senior secured credit agreement when required.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
($ in millions)	2022	2021
Net cash used in operating activities	(154)	(114)
Net cash used in investing activities	(21)	(62)
Net cash (used in) from financing activities	(7)	89
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(3)
Net decrease in cash, cash equivalents and restricted cash	(185)	(90)

Cash Flows for the Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021

As of March 31, 2022, we had $340 million of cash, cash equivalents and restricted cash, a decrease of $185 million compared to December 31, 2021. The following discussion summarizes changes to our cash flows from operating, investing and financing activities for the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Operating Activities

For the three months ended March 31, 2022, net cash used in operating activities was $154 million compared to $114 million for the three months ended March 31, 2021. The increase in cash used in operating activities of $40 million was primarily due to increased cash usage for working capital as business recovery from COVID-19 pandemic continued, partially offset by decrease in operating loss.

Investing Activities

During the three months ended March 31, 2022 net cash used in investing activities of $21 million was related to purchase of property and equipment. Cash used in investing activities for the three months ended March 31, 2021 of $62 million comprised of cash consideration of $53 million paid for the acquisition of the Ovation travel business and $9 million used for the purchase of property and equipment.

Financing Activities

During the three months ended March 31, 2022, net cash used in financing activities of $7 million was due to $4 million of costs related to a potential equity offering transaction and $3 million of repayment of finance lease obligation and principal amount of quarterly term loan installment. During the three months ended March 31, 2021, net cash from financing activities of $89 million primarily comprised of: (i) $50 million of gross cash proceeds received from term loans borrowed pursuant to senior secured prior tranche B-2 term loan facility, (ii) $50 million of proceeds received from the issuance of preferred shares, partially, offset by: (iii) $ 6 million of payment of lender fees and issuance costs for senior secured term loans facilities and (iv) $ 4 million of repayment of finance lease obligation and principal amount of quarterly term loan installment.

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Free Cash Flow

We define Free Cash Flow as net cash (used in) from operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not measurement of our financial performance under GAAP and should not be considered in isolation or as alternative to net (loss) income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

Set forth below is a reconciliation of net cash used in operating activities to Free Cash Flow.

	Three Months Ended March 31,
($ in millions)	2022	2021
Net cash used in operating activities	$(154)	$(114)
Less: Purchase of property and equipment	(21)	(9)
Free Cash Flow	$(175)	$(123)

Free Cash Flow of $(175) million for the three months ended March 31, 2022, declined by $(52) million compared to Free Cash Flow of $(123) million for the three months ended March 31, 2021, due to a $40 million increase in net cash used in operating activities as discussed above and an increase of $12 million of cash outflows related to purchases of property and equipment.

Net Debt

The following table summarizes our Net Debt position as of March 31, 2022 and December 31, 2021:

	As of
(in $ millions)	March 31, 2022	December 31, 2021
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025) (1)	$241	$242
Principal amount of senior secured tranche B-3 term loans (Maturity – December 2026) (2)	800	800
Principal amount of senior secured revolving credit facility (Maturity – August 2023) (3)	—	—
	1,041	1,042
Less: Unamortized debt discount and debt issuance costs	(18)	(19)
Total debt, net of unamortized debt discount and debt issuance costs	1,023	1,023
Less: Cash and cash equivalents	(329)	(516)
Net Debt	$694	$507

(1)	Stated interest rate of LIBOR + 2.50% as of March 31, 2022 and December 31, 2021.

(2)	Stated interest rate of LIBOR + 6.50% (with a LIBOR floor of 1.00%) as of March 31, 2022 and December 31, 2021.

(3)	Stated interest rate of LIBOR + 2.25% as of March 31, 2022 and December 31, 2021.

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We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt (defined as debt (excluding lease liabilities) with original contractual maturity dates of one year or greater), net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Total debt was $1,023 million as of March 31, 2022 and December 31, 2021. As of March 31, 2022, Net Debt was $694 million compared to Net Debt of $507 million as of December 31, 2021. The increase in Net Debt was driven by $187 million decreased cash and cash equivalent balance as of March 31, 2022 compared to December 31, 2021.

As of March 31, 2022, we were in compliance with all applicable covenants under the senior secured credit agreement.

On May 19, 2022, we borrowed a principal amount of $100 million of senior secured tranche B-3 term loans under the $200 million of delayed draw commitments that were established under the senior secured credit agreement in December 2021. On May 25, 2022, we issued a notice to the administrative agent under the senior secured credit agreement requesting an additional borrowing of the last remaining $100 million of delayed draw commitments under the senior secured tranche B-3 term loan facilities. It is expected that the funding of such requested borrowing will be completed on June 9, 2022, subject to certain customary borrowing conditions.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of March 31, 2022:

	Payments Due by Year ($ in millions)
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations(1)	$1,023	$3	$5	$1,015	$—
Operating lease liabilities(2)	95	25	35	14	21
Finance lease liabilities	2	2	—	—	—
Interest payments(3)	311	68	136	107	—
Purchase commitments(4)	206	71	116	19	—
Total contractual obligations	$1,637	$169	$292	$1,155	$21

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(1)	Long-term debt obligations exclude lease liabilities. On May 19, 2022, we borrowed an additional $100 million of senior secured tranche B-3 term loans under our senior secured credit agreement. On May 25, 2022, we issued a notice to the administrative agent under the senior secured credit agreement requesting additional borrowing of the last remaining $100 million of delayed draw commitments under the senior secured tranche B-3 term loan facilities. These amounts are not reflected in the amounts above. Under certain circumstances, each year, a portion of the senior secured term loans outstanding under the senior secured credit agreement are required to be prepaid with a percentage of annual excess cash flow, if any, calculated in a manner set forth in the senior secured credit agreement. Under certain circumstances, we will also be required to prepay, or make an offer to prepay, the senior secured term loans outstanding under the senior secured credit agreement with the proceeds received from certain other events, subject to certain exceptions and limitations set forth in the senior secured credit agreement. None of these mandatory prepayment obligations are reflected in the table above. Long-term debt obligations reflected in this table does not include the related unamortized debt discount and unamortized debt issuance costs. As of March 31, 2022, we have unamortized debt discount and unamortized debt issuance costs of $18 million related to the senior secured term loans outstanding as of such date under the senior secured credit agreement that will be amortized over their contractual period.

(2)	The operating lease liability amounts in the table above are primarily related to corporate office facility leases, as well as other offices for our local operations. Our operating leases expire on various dates through December 31, 2035. In addition to minimum lease payments, we are responsible for our ratable share of taxes and operating costs for leased premises.

(3)	Includes interest on the senior secured term loans outstanding under the senior secured credit agreement and our finance leases. Interest payments reflected in the table above for the senior secured term loans outstanding under the senior secured credit agreement are based on the applicable interest rate in effect as of March 31, 2022, which was 2.96% per annum for the senior secured initial term loans (calculated as LIBOR plus 2.5%) and 7.5% per annum for loans under the senior secured tranche B-3 term loan facilities (calculated as LIBOR plus 6.5%, with a 1.00% LIBOR floor). Interest payments exclude any impact of expected cash flows resulting from interest rate swap contract entered into in February 2022. As of March 31, 2022, our condensed consolidated balance sheet reflected accrued and unpaid interest of $3 million and we had derivative asset related to interest rate swaps of $9 million.

(4)	Primarily reflects our noncancelable contractual obligations in the ordinary course of business for which we have not received the goods or services as of March 31, 2022. The obligations are primarily related to service, hosting and licensing contracts for information technology arrangements.

Our obligations related to defined benefit and post-retirement plans are actuarially determined on an annual basis at our financial year end. As of December 31, 2021, plan contributions of $25 million were expected to be made in 2022 and for the three months ended March 31, 2022, we have made plan contributions of $6 million. Funding projections beyond 2022 are not practical to estimate based on currently available information. Income tax liabilities for uncertain tax positions are excluded as we are unable to make a reasonably reliable estimate of the amount and period of related future payments.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in interest rates. Such fluctuations to date have not been significant.

Interest Rate Risk

As of March 31, 2022, we had unrestricted cash and cash equivalents of $329 million and restricted cash of approximately $11 million.

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. We are exposed to market risk from changes in interest rates on debt, which bears interest at variable rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Our debt has floating interest rates. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates for our floating rate debt. We have interest rate risk primarily related to borrowings under the senior secured credit agreement, which bear interest at a variable rate tied to LIBOR or the applicable base rate plus a margin (subject to certain benchmark replacement provisions and certain interest rate floors, as applicable), and, during certain periods, the margin applicable to certain term loan facilities thereunder will be based on a pricing grid that varies with the total leverage ratio (calculated in a manner set forth in the senior secured credit agreement). Therefore, increases in interest rates may reduce our net income or increase our net loss by increasing the cost of debt. As of March 31, 2022, $1,023 million of senior secured term loans were outstanding under the senior secured credit agreement, net of unamortized debt discount and unamortized debt issuance costs, and no borrowings or letters of credit were outstanding under the senior secured revolving credit facility as of such date.

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Based on the outstanding debt under the senior secured credit agreement as of March 31, 2022, and assuming that our mix of debt instruments and other variables remain unchanged, and excluding any impact of expected cash flows resulting from interest rate swap contract entered into in February 2022: (i) a hypothetical 100 basis points increase in LIBOR would have increased our interest expense by $6 million on an annualized basis and (ii) a hypothetical 100 basis points decrease in LIBOR would have decreased our interest expense by $1 million on an annualized basis due to the LIBOR component thereof being tied to a LIBOR floor in respect of loans that were outstanding as of such date under the senior secured tranche B-3 term loan facilities. In February 2022, we entered into an interest rate swap for a notional amount of $600 million of debt for a period covering from March 2022 to March 2025 to hedge against any future increases in the benchmark rate for the senior secured tranche B-3 term loan facilities. The terms of such swap are initially linked to LIBOR as the benchmark rate, with an adjusted SOFR-based rate replacing LIBOR as the benchmark rate for such swap commencing in June 2023. The interest rate swaps is considered as an accounting hedge and as of March 31, 2022, we had recognized $9 million of derivative asset in our condensed consolidated financial statements.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates relative to U.S. dollars, our functional and reporting currency. Our revenue is generated primarily in U.S. dollars, British pounds sterling, and Euros. Our expenses are generally denominated in the currency of the country in which our operations are located, which are primarily the U.S., Europe and Asia. Our functional currency is denominated in U.S. dollars. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates in ways that are unrelated to our operating performance. As exchange rates may fluctuate significantly between periods, revenue and operating expenses, when converted into U.S. dollars, may also experience significant fluctuations between periods. As our revenues earned and expenses incurred in currencies other than U.S. dollars largely offset each other, fluctuations in the foreign currency exchange rates have not had a material impact on our financial results.

We do not engage in any foreign currency related hedging activities. We will continue to reassess our approach to managing risks relating to fluctuations in currency rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements and the related notes thereto included as Exhibit 99.1 to this Report are prepared in accordance with accounting policies generally accepted in the United States (“GAAP”). The preparation of condensed consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. There are certain critical estimates that we believe require significant judgment in the preparation of our condensed consolidated financial statements. We consider an accounting estimate to be critical if: (i) it requires us to make an assumption because information was not available at the time or it included matters that were highly uncertain at the time we were making the estimate; and (ii) changes in the estimate or different estimates that we could have selected may have had a material impact on our financial condition or results of operations.  Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

As discussed earlier in “Key Factors Affecting Our Results of Operations - Impact of the COVID-19 Pandemic,” the COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact our results of operations. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. For additional information about our other critical accounting policies and estimates, see the disclosure included in the Proxy Statement/Prospectus.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, adopted and not yet adopted by us, see note 2 to our condensed consolidated financial statements included as Exhibit 99.1 to the Report.

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